UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 8, 2014

COMMONWEALTH REIT

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

1-9317	04-6558834
(Commission File Number)	(IRS Employer Identification No.)

Two North Riverside Plaza, Suite 600, Chicago, IL	60606
(Address of Principal Executive Offices)	(Zip Code)

(312) 646-2800

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 8, 2014, CommonWealth REIT (the “Company”) entered into a Stock Purchase Agreement (the “Agreement”) with Government Properties Income Trust (“GOV”) and Reit Management & Research LLC (“RMR” and together with GOV, the “Purchasers”) for the sale by the Company to the Purchasers of 22,000,000 shares (the “Shares”) of common shares of beneficial interest, par value $0.01 per share (the “Common Shares”), of Select Income REIT (“SIR”) in a private, non-underwritten offering.

Under the terms of the Agreement, GOV and RMR have agreed to purchase 21,500,000 and 500,000 Common Shares, respectively, for a purchase price per Common Share (the “Per Share Price”) equal to the greater of (i) the closing sale price per Common Share as reported by the New York Stock Exchange on July 8, 2014 plus $1.50 and (ii) $31.00 per Common Share. In addition, each of the Purchasers has agreed to deliver to the Company at closing an amount equal to SIR’s accrued dividends since the beginning of the second quarter of 2014 through the closing date based on SIR’s current quarterly dividend rate of $0.48 per share.

In the event that GOV or RMR consummates any sale of Common Shares within one year of the closing date and the price per Common Share paid by the purchaser in such sale transaction is greater than the Per Share Price, GOV or RMR, whichever is the seller in such sale transaction, is required to pay to the Company an amount equal to 50% of the product of (i) the number of Common Shares sold in such transaction times (ii) the excess of (x) the price per Common Share paid in such sale transaction and (y) the Per Share Price. The foregoing requirement applies to any Common Shares owned by GOV or RMR.

The Agreement includes customary representations and warranties and conditions to closing. The Purchasers have agreed to indemnify the Company pursuant to customary indemnity provisions.

The Company and RMR are parties to a business management agreement, which relates to the operation of the Company’s business generally, and a property management agreement, which relates to the Company’s property level operations.

The foregoing description of the Agreement is not complete and is subject to and qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated in this Item 1.01 by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.01 by reference.

On July 9, 2014, the Company closed the sale of the Shares to GOV and RMR. The Per Share Price was $31.51 resulting in aggregate proceeds to us of approximately $705 million in cash.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 8, 2014, the Board appointed Mr. Adam S. Markman, age 49, as the Company’s Executive Vice President, Chief Financial Officer and Treasurer. Prior to joining the Company, Mr. Markman served as Managing Director of Green Street Advisors, Inc., a real estate research firm (“Green Street”), where he worked from 1994 to 2014. While at Green Street, Mr. Markman was in charge of the firm’s consulting and advisory practice, played a key role in the firm’s investment arm for real estate investment trusts and previously led the firm’s retail and lodging research efforts. Mr. Markman has also served as a real estate consultant at Kenneth Leventhal & Co. Mr. Markman was a member of Green Street’s Board of Directors, and currently sits on Mark IV Capital’s Board of Directors and the Executive Committee of UC Irvine’s Center for Real Estate.  He is also a member of the National Association of Real Estate Investment Trusts (NAREIT) and the Urban Land Institute (ULI).  Mr. Markman earned his M.B.A. in Finance/Real Estate from Columbia University and a B.A. from U.C. Berkeley.

Also on July 8, 2014, the Company’s Compensation Committee approved an interim annual base salary for Mr. Markman of $400,000. As previously disclosed, the Compensation Committee is currently evaluating the Company’s executive compensation program, and with the assistance of an executive compensation consultant, will propose a new program to the Board, which may include a revised annual base salary for Mr. Markman.

As a result of the appointment of Mr. Markman as the Company’s Executive Vice President, Chief Financial Officer and Treasurer, Mr. David A. Helfand will no longer serve as interim Chief Financial Officer and interim Treasurer of the Company. Mr. Helfand will continue to serve as the Company’s President and Chief Executive Officer.

On July 8, 2014, Mr. Jeffrey D. Brown, age 48, was appointed as the Company’s Senior Vice President and Chief Accounting Officer. Prior to joining the Company, Mr. Brown served as Chief Accounting Officer and Corporate Controller of Phillips Edison & Company, a private and public retail real estate owner (“Phillips Edison”), from 2008 to 2014. While at Phillips Edison, Mr. Brown was responsible for SEC reporting and accounting functions. Prior to joining Phillips Edison, Mr. Brown served as Chief Accounting Officer of Eagle Hospitality Trust, a publicly-traded hospitality REIT.  Mr. Brown is a Certified Public Accountant, has an M.B.A. from Xavier University and a B.B.A. from Eastern Kentucky University.

As a result of the appointment of Mr. Brown as the Company’s Senior Vice President and Chief Accounting Officer, Mr. Allen B. Samuel will no longer serve as interim principal accounting officer, but will remain an employee, of the Company.

Item 8.01 Other Events.

On June 27, 2014, the Company completed the portfolio sale of 14 properties with a combined approximate 2.8 million square feet for a gross purchase price of $215.9 million. In connection with the sale, the Company repaid $19.7 million of mortgage debt along with $2.8 million of prepayment costs.

Item 9.01. Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) The following exhibits are filed as part of this report:

Exhibit Number	Description
10.1	Stock Purchase Agreement, dated as of July 8, 2014, by and among CommonWealth REIT, Government Properties Income Trust and Reit Management & Research LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMONWEALTH REIT
	By:	/s/ Orrin Shifrin
	Name:	Orrin Shifrin
	Title:	General Counsel and Secretary

Date: July 9, 2014